EXECUTION COPY

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of March 19, 2013 (this “Agreement”), by and among, the funds affiliated with Apollo Management Holdings, L.P. set forth on Schedule I hereto (the “Apollo Sellers”), the funds affiliated with Oaktree Capital Management, L.P. set forth on Schedule I hereto (the “Oaktree Sellers”), the funds affiliated with Crestview Partners  set forth on Schedule I hereto (the “Crestview Sellers” and, collectively with the Apollo Sellers and Oaktree Sellers, the “Sellers”) and Liberty Media Corporation, a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, the Sellers are the beneficial and record owners of the shares of Class A common stock, par value $0.001 per share (the “Common Stock”), of Charter Communications, Inc., a Delaware corporation (the “Company”), set forth adjacent to such Seller’s name on Schedule I attached hereto (such shares, in the aggregate, the “Purchased Shares”);

WHEREAS, the Sellers are the holders of the warrants to purchase Common Stock (the “Warrants”) pursuant to two Warrant Agreements, each dated as of November 30, 2009, by and between the Company and Mellon Investor Services LLC (the “Warrant Agreements”), substantially in the form attached hereto as Exhibit A-1 or A-2, set forth adjacent to such Seller’s name on Schedule I attached hereto (such Warrants, in the aggregate, the “Purchased Warrants” and together with the Purchased Shares, the “Purchased Interests”);

WHEREAS, the Sellers each desire to sell, and the Buyer desires to buy, the Purchased Interests subject to the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereof, the parties hereto agree as follows:

SECTION 1.          PURCHASE AND SALE

1.1           Purchase Price; Payment.

(a)           Subject to the terms and conditions contained herein, each Seller hereby agrees to sell, transfer and assign to the Buyer (or one or more wholly owned subsidiaries of the Buyer as designated by the Buyer), and the Buyer hereby agrees to purchase, acquire and accept from such Seller (i) the Purchased Shares to be sold by such Seller hereunder for a purchase price of $95.50 per Purchased Share (the aggregate purchase price payable with respect to the Purchased Shares, the “Share Purchase Price”) and (ii) each Purchased Warrant to be sold by such Seller hereunder for a purchase price equal to $95.50 less the exercise price applicable to such Purchased Warrant (the aggregate purchase price payable with respect to the Purchased Warrants, the “Warrant Purchase Price” and, together with Share Purchase Price, the “Aggregate Purchase Price”), in each case, paid in cash in immediately available funds to the account(s) hereafter designated by such Seller.  Contemporaneously with the delivery of each Seller’s respective portion of the Aggregate Purchase Price, each Seller will cause to be delivered to Buyer (or its designee) the Purchased Interests to be sold hereunder by such Seller (or evidence of book-entry delivery).

(b)           The closing of the purchase and sale of the Purchased Interests (the “Closing”) will be held at the offices of Wachtell, Lipton, Rosen & Katz at 51 West 52nd Street, New York, NY 10019, at 10:00 a.m., local time, on as soon as practicable, but not more than two (2) Business Days after satisfaction (or waiver, if permissible) of the conditions set forth in Section 3 (other than conditions that by their nature are to be satisfied and are in fact satisfied at the Closing), or at such other date, time or place as the parties may mutually agree.  The date and time at which the Closing occurs is referred to as the “Closing Date”.  The representations and warranties of the Sellers and the Buyer set forth in this Agreement (or contained in any certificate delivered pursuant to this Agreement) shall survive the Closing and shall terminate on the date which is twelve (12) months from the Closing Date, except that the representations and warranties set forth in Sections 1.2(b), 1.2(c), 1.2(d), 1.2(e), 1.2(f), 1.2(j), 1.2(k), 1.3(b), 1.3(c), 1.3(g) and 1.3(i) shall survive until the expiration of the applicable statute of limitations.  “Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York are authorized or obligated by law or executive order to be closed.

(c)           If, between the date of this Agreement and the Closing Date, any change in the Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, special dividend (including stock dividends) or distribution, exchange or readjustment of shares, or a record date for any of the foregoing is established, the number and type of shares and warrants deliverable hereunder by the Sellers shall be appropriately adjusted.

(d)           The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable tax law; provided, however, that, notwithstanding any other provision of this Agreement, and except in the case of any change in applicable U.S. federal income tax law between the date hereof and the Closing Date, the Buyer shall not be entitled to deduct or withhold (and shall not deduct or withhold) any amount (i) pursuant to Section 897 or 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), or the treasury regulations (the “Treasury Regulations”) thereunder in respect of the Purchased Shares, provided, that the Common Stock continues to be regularly traded on an established securities market (within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder) as of the Closing Date, (ii) pursuant to Section 897 or 1445 of the Code or the Treasury Regulations thereunder in the case of any Seller that delivers a non-foreign affidavit in accordance with Section 4.4 hereunder, (iii) pursuant to Section 897 or 1445 of the Code or the Treasury Regulations thereunder if the Buyer receives a certificate issued by the Company, dated no more than thirty (30) days prior to the Closing Date, to the effect that the Purchased Interests in the Company are not U.S. real property interests in compliance with Treasury Regulation Section 1.1445-2(c)(3) (and such certificate has not been withdrawn or modified prior to Closing) or (iv) (other than pursuant to Section 897 or 1445 of the Code and the Treasury Regulations thereunder) in the case of any Seller that delivers an Internal Revenue Service Form W-8 or W-9 (in each case that has not been withdrawn or modified prior to Closing) in accordance with Section 4.5 hereunder.  To the extent that amounts are so withheld (for the absence of doubt, other than in any case covered by clauses (i), (ii), (iii) or (iv) above) by Buyer and timely paid to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Seller.

1.2           Representations and Warranties of the Sellers.  Each of the Apollo Sellers, severally and not jointly, the Oaktree Sellers, severally and not jointly, and the Crestview Sellers, severally and not jointly, represent and warrant to the Buyer that:

(a)           such Seller is duly organized, validly existing and in good standing (as applicable) under the laws of the jurisdiction that governs it, and has the full power and authority to carry on its business as now conducted and to own its assets;

(b)           such Seller has full power and authority to enter into this Agreement and the Assignment and Assumption Agreement (as defined below) and to consummate the transactions contemplated hereby and thereby, including to sell, transfer and assign to the Buyer all right, title and interest in and to the Purchased Interests to be sold by such Seller hereunder;

(c)           such Seller has good and valid title to, and is the sole record and beneficial owner of, the Purchased Interests set forth adjacent to such Seller’s name on Schedule I attached hereto free and clear of all security interests, claims, liens and encumbrances of any nature, including any rights of third parties in or to such interests (other than restrictions on transfer under applicable federal and state securities laws and the Registration Rights Agreement);

(d)           upon delivery to the Buyer (or its designee) of the certificates (or evidence of book-entry delivery) representing the Purchased Interests to be sold by such Seller hereunder at the Closing, the Buyer will acquire good and valid title to such interests, free and clear of all security interests, claims, liens and encumbrances of any nature, other than any security interests, claims, liens, restrictions or encumbrances created by or through the Buyer (or its designee) or restrictions on transfer under applicable federal and state securities laws and the Registration Rights Agreement;

(e)           Schedule I sets forth the exercise price and form of Warrant Agreement applicable for each Warrant, and each such Warrant is and will be, upon delivery to the Buyer (or its designee), exercisable without any restrictions other than any restrictions created by the Buyer (or its designee) or restrictions under applicable federal and state securities laws or under the applicable Warrant Agreement;

(f)           this Agreement has been, and the Assignment and Assumption Agreement will be, duly and validly executed and delivered by such Seller and, assuming the due execution and delivery thereof by the Buyer, is, and will be, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and by general principles of equity;

(g)           the execution and delivery of this Agreement and the Assignment and Assumption Agreement by such Seller and the performance by it of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, will not:

(i)      conflict with or violate the organizational or trust documents of such Seller;

(ii)      require any consent, approval, order or authorization of or other action by any United States or foreign federal, state, commonwealth or other governmental, regulatory or administrative, department, board, bureau, authority, agency, division, instrumentality or commission or any court of any of the same, in each case, which has jurisdiction over any of the parties hereto or the Company or any of their respective affiliates (each a “Governmental Entity”), or any registration, qualification, declaration or filing (other than (A) any filings required to be made with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder (the “Exchange Act”); and (B) the compliance with and filings and/or notices under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”)) with or without notice to any Governmental Entity, in each case on the part of or with respect to such Seller, the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby; provided, however, that no representation or warranty is made with respect to any of the foregoing which such Seller may be required to obtain, give or make as a result of the specific legal or regulatory status of the Buyer or any of its affiliates or as a result of any other facts that specifically relate to the Buyer or any of its affiliates; provided, further, however, that no representation or warranty is made regarding the Cable Communications Act of 1984, as amended, the rules and regulations of the Federal Communications Commission (“FCC”), the Communications Act of 1934, as amended, the Telecommunications Act of 1996, as amended, local or municipal Law or the rules and regulations of any public utility commission;

(iii)           require, on the part of such Seller, any consent by or approval of or notice to any other person or entity (other than a Governmental Entity), the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby; or

(iv)           result (with or without notice, lapse of time or otherwise) in a breach of the terms or conditions of, a default under, a conflict with, or the acceleration of (or the creation in any person of any right to cause the acceleration of) any performance or any increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of such Seller (any such breach, default, conflict, acceleration, increase, termination, suspension, modification, impairment or forfeiture, a “Violation”) under (x) any agreement, contract or arrangement, written or oral (collectively, “Contract”), or any judgment, writ, order or decree (collectively,

“Judgment”) to which such Seller is a party or by or to which such Seller, its properties, assets or any of such Seller’s Purchased Interests may be subject, bound or affected or (y) any applicable law, rule or regulation (collectively, “Law”), assuming all required filings are made under the HSR Act and any waiting period (and any extension thereof) under the HSR Act and the rules and regulations promulgated thereunder applicable to the transactions contemplated hereby shall have expired or been terminated, in each case, other than any such Violations as would not, either individually or in the aggregate, have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby; provided, however, that no representation or warranty is made regarding the Cable Communications Act of 1984, as amended, the rules and regulations of the FCC, the Communications Act of 1934, as amended, the Telecommunications Act of 1996, as amended, local or municipal Law or the rules and regulations of any public utility commission;

(h)           as of the date hereof, there is no action, suit, investigation or proceeding, governmental, regulatory or otherwise (“Proceeding”), pending or, to the knowledge of such Seller, threatened, against such Seller relating to the Purchased Interests of such Seller or the transactions contemplated by this Agreement;

(i)           the offer and sale of the Purchased Shares is being made by the Sellers pursuant to the Company's Form S-3 registration statement (File No. 333-170530) (the “Resale Shelf”), which registration statement is effective under the Securities Act and, to each Seller’s knowledge, no stop order has been issued in respect thereof;

(j)           prior to the execution of this Agreement, the board of directors of the Company (the “Board of Directors”) has duly adopted a resolution in the form attached hereto as Exhibit B, which resolution, as of the date hereof, is in full force and effect and has not been modified, amended, rescinded or withdrawn in any respect;

(k)           such Seller is not bound by or subject to any Contract with any person which will result in the Buyer being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby; and

(l)           prior to the execution of this Agreement, Darren Glatt has tendered his irrevocable resignation from the Board of Directors, which resignation is effective as of the Closing Date.

1.3           Representations of the Buyer.  The Buyer represents and warrants to each Seller that:

(a)           it is duly organized, validly existing and in good standing under the laws of the jurisdiction that governs it, and has the full power and authority to carry on its business as now conducted and to own its assets;

(b)           this Agreement and the Stockholders Agreement, dated as of the date hereof, between the Buyer and the Company (the “Stockholders Agreement”), has been, and the Assignment and Assumption Agreement will be, duly and validly executed and delivered by it, and, assuming the due execution and delivery thereof by each other party thereto, is a valid and binding obligation of it enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity;

(c)           it has full corporate power and authority to enter into this Agreement, the Stockholders Agreement and the Assignment and Assumption Agreement and to consummate the transactions contemplated hereby and thereby, including to purchase, acquire and accept from the Sellers all right, title and interest in and to the Purchased Interests;

(d)           the execution and delivery of this Agreement, the Stockholders Agreement and the Assignment and Assumption Agreement by it and the performance by it of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, will not:

(i)      conflict with or violate its organizational documents;

(ii)      require any consent, approval, order or authorization of or other action by any Governmental Entity or any registration, qualification, declaration or filing (other than those that have been obtained or made and (A) any filings required to be made with the SEC under the Securities Act or the Exchange Act; and (B) the compliance with and filings and/or notices under the HSR Act) with or without notice to any Governmental Entity, in each case on the part of or with respect to it, the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby; provided, however, that no representation or warranty is made with respect to any of the foregoing which the Buyer may be required to obtain, give or make as a result of the specific legal or regulatory status of any Seller or any of its affiliates or as a result of any other facts that specifically relate to any Seller or any of its affiliates; provided, further, however, that no representation or warranty is made regarding the Cable Communications Act of 1984, as amended, the rules and regulations of the FCC, the Communications Act of 1934, as amended, the Telecommunications Act of 1996, as amended, local or municipal Law or the rules and regulations of any public utility commission;

(iii)           require, on the part of it, any consent by or approval of or notice to any other person or entity (other than a Governmental Entity), the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby; or

(iv)           result (with or without notice, lapse of time or otherwise) in a breach of the terms or conditions of, a default under, a conflict with, or the acceleration of (or the creation in any person of any right to cause the acceleration of) any performance of any obligation or any increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of it under (x) any Contract or any Judgment to which it is a party or by or to which it, its properties or its assets may be subject, bound or affected or (y) any applicable Law, assuming all required filings are made under the HSR Act and any waiting period (and any extension thereof) under the HSR Act and the rules and regulations promulgated thereunder applicable to the transactions contemplated hereby shall have expired or been terminated, in each case, other than any such Violations as would not, either individually or in the aggregate, have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby; provided, however, that no representation or warranty is made regarding the Cable Communications Act of 1984, as amended, the rules and regulations of the FCC, the Communications Act of 1934, as amended, the Telecommunications Act of 1996, as amended, local or municipal Law or the rules and regulations of any public utility commission;

(e)           as of the date hereof, there is no Proceeding pending or, to its knowledge, threatened, against it relating to the transactions contemplated by this Agreement;

(f)           the Buyer will have at the Closing sufficient funds to consummate the purchase of the Purchased Interests hereunder;

(g)           it is (i) acquiring the Purchased Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof, and Buyer acknowledges that the Purchased Warrants are not registered under the Securities Act or any state securities laws, and that the Purchased Warrants may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable, and (ii) relying on its own due diligence and review of the Company, its operations and financial condition, and acknowledges that none of the Sellers makes any representation or warranty of any kind, and specifically makes no representation or warranty of any kind regarding the business, operations or financial condition of the Company, in each case, other than those set forth in this Agreement; and

(h)           as of the date hereof, each of the persons set forth on Schedule 1.3(h) (each, a “Buyer Designee”) is qualified to serve as a member of the Board of Directors under the Company’s Corporate Governance Guidelines as in effect on the date hereof;

(i)           it is not bound by or subject to any Contract with any person which will result in any Seller being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby; and

(j)           no shares of Common Stock or securities that are convertible, exchangeable or exercisable into Common Stock are beneficially owned (as defined by Rule 13d-3 under the Exchange Act) by the Buyer or any of its controlled affiliates other than the Purchased Interests to be acquired at the Closing.

SECTION 2.          DELIVERIES AT CLOSING

2.1           Sellers’ Deliveries.  At the Closing, each Seller shall deliver or cause to be delivered to Buyer (or its designee(s)) the following:

(a)           one or more certificates representing the Purchased Interests to be sold by such Seller hereunder as set forth adjacent to such Seller’s name on Schedule I attached hereto, accompanied by duly executed instruments of transfer in the name of the Buyer (or its designee(s)) as transferee or duly endorsed in blank, together with stock transfer tax stamps attached and/or written confirmation, or other evidence reasonably satisfactory to the Buyer that such Purchased Interests have been deposited by book entry transfer to an account of the Buyer (or its designee(s)), which account shall have been identified to Sellers in writing by Buyer three (3) Business Days prior to the Closing Date, maintained with a bank, brokerage firm or other financial institution;

(b)           one or more certificates, executed by such Seller or one or more duly authorized representatives thereof, as the case may be, as to the matters referred to in Section 3.1(b) with respect to such Seller and certifying that the conditions contained in Sections 3.1(e) and 3.1(h) have been satisfied;

(c)           executed letters from the persons set forth on Schedule 2.1(c) (the “Seller Designees”) to the Company resigning as a director of the Company, subject to and effective upon the Closing;

(d)           an Assignment and Assumption Agreement, dated as of the Closing (the “Assignment and Assumption Agreement”), duly executed by each Seller that complies with Section 11 of the Registration Rights Agreement, dated as of November 30, 2009, among the Sellers, the Company and the other parties named therein (as amended by Amendment No. 1 to the Registration Rights Agreement, effective August 8, 2012, the “Registration Rights Agreement”), pursuant to which the Apollo Sellers and the Oaktree Sellers shall transfer and assign to Buyer at the Closing all of their rights under the Registration Rights Agreement with respect to the Purchased Warrants (and the shares of Common Stock acquirable upon exercise of the Purchased Warrants); and

(e)           a Prospectus Supplement, dated as of the date hereof, relating to the offer and sale of the Purchased Shares by Sellers to the Buyer under the Resale Shelf, which shall have been filed with the SEC.

2.2           Buyer Deliveries.  At the Closing, Buyer shall deliver or cause to be delivered to Sellers (or their designees) the following:

(a)           the aggregate respective portion of the Aggregate Purchase Price in cash, subject to Section 1.1(d) of this Agreement, to one account designated for each of the Apollo Sellers (taken together), the Oaktree Sellers (taken together) and the Crestview Sellers (taken together).  At least three (3) Business Days prior to the Closing Date, the Sellers shall provide the Buyer with written notice of wire transfer instructions for delivery of the Aggregate Purchase Price;

(b)           a certificate, executed by a duly authorized officer of the Buyer, as to the matters referred to in Section 3.2(b); and

(c)           the Assignment and Assumption Agreement duly executed by the Buyer, pursuant to which the Buyer agrees to become subject to the terms of the Registration Rights Agreement.

SECTION 3.          CONDITIONS TO CLOSING

3.1           Conditions to the Buyer’s Obligations.  The obligation of the Buyer to consummate the purchase of the Purchased Interests contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived in writing by the Buyer:

(a)           No Actions.  No judgment, decree, injunction or order, preliminary, temporary or permanent, and no binding order or determination by any Governmental Entity, or third-party injunction, shall be in effect, in any such case that makes illegal the consummation of the transactions contemplated hereby or subjects the Buyer, the Company or any of their respective affiliates to a material fine, judgment or penalty in connection with or as a result of the consummation of the transactions contemplated hereby (collectively, the “Buyer Specified Conditions”); and there shall not be any pending action, suit or claim by or commenced by the FCC, the Department of Justice or the Federal Trade Commission (collectively, the “Specified Governmental Entities”), which, if successful, would result in a Buyer Specified Condition.

(b)           Performance; Representations and Warranties True and Correct.  Each Seller shall have performed in all material respects all of its obligations hereunder to be performed by such Seller at or prior to the Closing Date and each of the representations and warranties contained in Section 1.2 of this Agreement shall be true and correct in all respects, in each case, as of the date hereof and as of the Closing Date, in each case with the same effect as if then made.

(c)           Antitrust Approvals.  Any waiting period (and any extension thereof) under the HSR Act and the rules and regulations promulgated thereunder applicable to the transactions contemplated hereby, shall have expired or been terminated or received.

(d)           No Material FCC Obligation.  The FCC shall not have taken any formal action to: (i) designate for hearing any material issue relating to the transactions contemplated hereby; (ii) initiate a formal inquiry or investigation into the transactions contemplated hereby; or (iii) issue a notice of material violation or of apparent liability for forfeiture against the Company or the Buyer relating to the transactions contemplated hereby.

(e)           No Takeover Defenses Implemented.  Other than any such provision that is in the Company’s Amended and Restated Certificate of Incorporation in effect as of the date hereof, the Company or the Board of Directors shall not have adopted, approved or implemented, or taken any action to adopt, approve or implement, any shareholder rights plan (as such term is commonly understood in connection with corporate transactions), any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” provision or any other similar plan, agreement or provision that would cause the Buyer to incur or suffer a material economic detriment (including through disproportionate dilution, relative to other holders of Common Stock, of the Buyer’s equity or voting power or through a requirement to purchase or otherwise acquire, or offer to acquire, additional equity securities of the Company in the form of a mandatory offer requirement or similar provision), that would affect Buyer’s ability to continue to hold or acquire additional shares of Common Stock following the Closing or that would have an adverse effect on the continuing membership on the Board of Directors by the Buyer Designees.

(f)           Stockholder Meeting.  The 2013 Annual Meeting of Company Stockholders shall have been held and the Seller Designees shall have been elected to the Board of Directors at such meeting.

(g)           Deliveries.  Sellers’ deliveries, set forth in Section 2.1, shall have been delivered to Buyer (on behalf of any of its designees).

(h)           203 Resolution of the Board of Directors.  The resolution of the Board of Directors described in and contemplated by Section 1.2(j) is in full force and effect and has not been withdrawn, modified or rescinded in any respect.

(i)           Stockholders Agreement.  The Stockholders Agreement shall be in full force and effect, and the Company shall not at the time of Closing be in breach of any material obligation to Buyer thereunder that is uncured at such time (including, without limitation, Section 2.1 thereof), which, for the avoidance of doubt, shall include any breach that could only occur contemporaneously with Closing; provided, however, that this condition shall be deemed satisfied if (i) Buyer has breached any of its material obligations to the Company thereunder on or prior to the Closing which remains uncured and such breach by Buyer precedes any breach by the Company of any of its material obligations thereunder that is uncured at the time of Closing or (ii) the Stockholders Agreement is not in full force and effect due to (x) the Stockholders Agreement having been (I) properly and duly terminated by the Company in accordance with its terms as a result of an uncured material breach by the Buyer thereunder or (II) mutually terminated by the Company and Buyer or (y) the failure by Buyer to have duly authorized, executed or delivered the Stockholders Agreement.

3.2           Conditions of the Sellers’ Obligations.  The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived in writing by such Seller:

(a)           No Actions.  No judgment, decree, injunction or order, preliminary, temporary or permanent, and no binding order or determination by any Governmental Entity, or third-party injunction, shall be in effect, in any such case that makes illegal the consummation of the transactions contemplated hereby or subjects such Seller or any of their respective affiliates to a material fine, judgment or penalty in connection with or as a result of the consummation of the transactions contemplated hereby (collectively, the “Seller Specified Conditions”); and there shall not be any pending action, suit or claim by or commenced by any Specified Governmental Entity, which, if successful, would result in a Seller Specified Condition with respect to such Seller.

(b)           Performance; Representations and Warranties True and Correct.  The Buyer shall have performed in all material respects all of its obligations hereunder to be performed by it at or prior to the Closing Date and each of the representations and warranties of the Buyer contained in Section 1.3 of this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date, with the same effect as if then made.

(c)           Deliveries.  The Buyer’s deliveries, set forth in Section 2.2, shall have been delivered to Sellers (or their designees).

SECTION 4.          COVENANTS

4.1           Mutual Covenants.  Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Entities that may be or become necessary for the performance of its obligations pursuant to this Agreement.  Each party shall cooperate fully with the other parties and their respective affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.  The Buyer agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof, and in any event not later than the date that is five (5) Business Days after the date of this Agreement, and to supply as promptly as practicable to the appropriate Governmental Entity any additional information and documentary material that may be requested pursuant to the HSR Act.  Without limiting the generality of the foregoing, each of the parties hereto shall use reasonable best efforts to (a) respond to any inquiries by any Governmental Entity regarding antitrust or other matters with respect to the transactions contemplated by this Agreement; and (b) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement; and in the event any order from a Governmental Entity adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued, to have such order vacated or lifted; provided, that notwithstanding the foregoing, this Section 4.1 shall not require Buyer to take any action on the part of Buyer that would reasonably result in a requirement for Buyer to dispose of the Purchased Interests or any material asset of the Buyer or that would materially limit the voting rights or the economic benefits of the Purchased Interests.  The Buyer and each Seller shall promptly furnish each other, to the extent permitted by applicable Laws, with copies of written communications received by them, their subsidiaries or the Company from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.  The Buyer shall not enter into, or permit any controlled affiliate to enter into, any definitive agreement to acquire any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof if the entering into of a definitive agreement relating to, or the consummation of, such acquisition would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, authorization, order or approval of any Specified Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period under the HSR Act, (ii) materially increase the risk of any Specified Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this

Agreement or (iii) prevent the consummation of the transactions contemplated by this Agreement.

4.2           Conduct of Business.  From the date hereof until the earlier of the Closing or the termination of this Agreement, without the prior written consent of the Buyer (not to be unreasonably withheld or delayed), each Seller will use its reasonable best efforts (provided, that nothing in this Section 4.2 will require Sellers to seek to cause any Seller Designees to take any action which such Seller or such director determines in good faith to interfere with such director’s exercise of its fiduciary duties owed to the Company or its stockholders) to prevent the Company or any of its subsidiaries from taking any action that is outside of its ordinary course of business (including amendments to organizational or constituent documents of the Company) that is presented or proposed for consideration by the Board of the Directors or the Company stockholders at any time after the date of this Agreement and prior to the Closing or termination of this Agreement, including, without limitation, any proposal or action that would have any of the effects described in Section 3.1(e) hereof (whether prior to or after the Closing), it being agreed that actions consistent with the Company’s budget as in effect on the date hereof shall be deemed to be ordinary course.

4.3           Resignations; Re-election.  The Apollo Sellers and the Oaktree Sellers shall cause their respective Seller Designees, as set forth on Schedule 2.1(c), (i) to agree to stand for election at the Stockholders Meeting, and (ii) on or prior to the Closing Date, to deliver to the Company, with a copy to the Buyer, his or her resignation as a director of the Company, subject to and effective upon the Closing.

4.4           FIRPTA.  Each Seller shall use reasonable best efforts to deliver, to the extent legally able to do so, to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code.

4.5           IRS Forms.  Each Seller shall use reasonable best efforts to deliver to the Buyer prior to the Closing Date a properly completed and executed original of, as applicable, either Internal Revenue Service Form W-9 (providing such Seller’s taxpayer identification number and the requisite certification by such Seller under penalties of perjury) or Internal Revenue Service Form W-8 (whether Form W-8BEN, Form W-8IMY, or otherwise), it being understood that such Seller may not be eligible for treaty benefits and it being further understood that in the case of a Form W-8IMY, such Form need not be accompanied by any information regarding any owner of the Seller.

4.6           Further Assurances.  Subject to Section 4.1, each party hereto shall reasonably cooperate with the other parties and use its reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate the transactions contemplated hereby; provided, however, nothing in this Section 4.6 shall require any party to waive any condition to Closing set forth in Section 3 of this Agreement.  If, subsequent to the Closing Date, further documents are reasonably requested in order to carry out the provisions and purposes of this Agreement, the parties hereto shall execute and deliver such further documents.

SECTION 5.         TERMINATION

5.1           Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)           by mutual written consent of the Sellers and the Buyer;

(b)           by the Apollo Sellers (acting together), the Oaktree Sellers (acting together), the Crestview Sellers (acting together) or by the Buyer, if the Closing shall not have occurred before May 24, 2013, provided that no such terminating party shall have breached or failed to perform any of its material obligations hereunder;

(c)           by Buyer, if (A) there has been a material breach by any Seller of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall not have been cured within five (5) Business Days after written notice thereof shall have been received by Sellers, or (B) the Stockholders Agreement has been properly and duly terminated by Buyer in accordance with its terms as a result of an uncured material breach by the Company thereunder; and

(d)           by the Apollo Sellers (acting together), the Oaktree Sellers (acting together) or the Crestview Sellers (acting together), if there has been a material breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall not have been cured within five (5) Business Days after written notice thereof shall have been received by Buyer.

5.2           Effect of Termination.  In the event of any termination of this Agreement pursuant to Section 5.1, this Agreement shall be terminated, and there shall be no further liability or obligation hereunder or thereunder on the part of any party hereto; provided, however, that nothing contained in this Agreement (including this Section 5.2) will relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 6.          MISCELLANEOUS

6.1           Notice.  Any notice, request, claim, demand or other communication under this Agreement shall be in writing, shall be either personally delivered, delivered by facsimile transmission, or sent by reputable overnight courier service (charges prepaid) to the address for such party set forth below or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given hereunder when receipt is acknowledged for personal delivery or facsimile transmission or one day after deposit with a reputable overnight courier service.

If to the Buyer:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attention:	Richard Baer, Senior Vice President and General Counsel
Telephone:	(720) 875-5442
Facsimile:	(720) 875-5401

with a copy to:

Baker Botts L.L.P.
30 Rockefeller Plaza
44th Floor
New York, NY 10112
Attention:	Frederick H. McGrath, Esq.
Telephone:	(212) 408-2530
Facsimile:	(212) 259-2530

If to any of the Apollo Sellers:

c/o Apollo Management Holdings, L.P.
9 West 57th St.
New York, New York 10019
Attention:	Stan Parker
Telephone:	(212) 515-3200
Facsimile:	(212) 515-3251

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Andrew J. Nussbaum, Esq.
Telephone:	(212) 403-1000
Facsimile:	(212) 403-2000

If to any of the Oaktree Sellers:

c/o Oaktree Capital Management, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention:	Kenneth Liang and Edgar Lee
Telephone:	(213) 830-6300
Facsimile:	(213) 830-6293

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Kenneth M. Schneider, Esq.
Neil Goldman, Esq.
Telephone:	(212) 373-3000
Facsimile:	(212) 757-3990

If to any of the Crestview Sellers:

c/o Crestview Partners
667 Madison Ave., 10th Floor
New York, NY 10065
Attention:	Jeffrey Marcus and Ross Oliver
Telephone:	(212) 906-0700
Facsimile:	(212) 906-0794

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	Paul R. Kingsley, Esq.
Telephone:	(212) 450-4277
Facsimile:	(212) 701-5277

6.2           Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.  Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware or Federal Courts of the United States of America, in each case, located in the State of Delaware for any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, whether framed in contract, tort or otherwise, and further agrees that service of any process, summons, notice or document by U.S. mail to its respective address set forth in this Agreement shall be effective service of process for any Proceeding brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.3           Successors and Assigns.  Neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part (except by operation of Law pursuant to a merger whose purpose is not to avoid the provisions of this Agreement), by any party without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.  Notwithstanding any other provision of this Agreement, each Seller may sell, contribute, distribute, assign or otherwise transfer any or all of its Purchased Interests to one or more of its affiliates, so long as any entity receiving such Purchased Interests agrees to be bound by the terms of this Agreement as a Seller hereunder; provided, that any assigning Seller shall not be obligated to deliver any Purchased Interests at Closing that it has so assigned under this Section 6.3.

6.4           Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

6.5           Remedies.

(a)           Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

(b)           All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.6           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6.7           Entire Agreement.  This Agreement (including the Schedules and Annexes hereto), the Assignment and Assumption Agreement and the Stockholders Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof or thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

6.8           Interpretation.  The headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

6.9           Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed by all parties hereto.  Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement.

6.10           Obligations Several and Not Joint.  The obligations and liabilities hereunder of the Apollo Sellers, Oaktree Sellers and Crestview Sellers, in each case, shall be several and not joint (and not joint and several) in all respects.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

LIBERTY MEDIA CORPORATION
By:	/s/Richard W. Beer
Name: Richard W. Beer
Title: SVP and General Counsel

AP CHARTER HOLDINGS (SUB II), LLC
By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President
RED BIRD, L.P.
By:	Red Bird GP, Ltd., its General Partner
By:	Apollo SVP Management, L.P., its Director
By:	Apollo SVP Management, GP, LLC, its General Partner
By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President
BLUE BIRD, L.P.
By:	Blue Bird GP, Ltd., its General Partner
By:	Apollo SVP Management, L.P., its Director
By:	Apollo SVP Management, GP, LLC, its General Partner

By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President
GREEN BIRD, L.P.
By:	Green Bird GP, Ltd., its General Partner
By:	Apollo Value Management, L.P., its Director
By:	Apollo Value Management, GP, LLC, its General Partner
By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

AP CHARTER HOLDINGS, L.P.
By:	Apollo Advisors VI, L.P., its General Partner

By:	Apollo Capital Management VI, LLC, its General Partner
Apollo Advisors VII, L.P., its General Partner
By:	Apollo Capital Management VII, LLC, its General Partner
By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

PERMAL APOLLO VALUE INVESTMENT FUND, LTD.
By:	Apollo SVP Management, L.P., its Investment Adviser,
By:	Apollo SVP Management, GP, LLC, its General Partner
By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

OAKTREE OPPORTUNITIES INVESTMENTS, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Edgar Lee
Name: Edgar Lee
Title: Authorized Signatory

By:	/s/ Kenneth Liang
Name: Kenneth Liang
Title: Authorized Signatory

OCM OPPORTUNITIES FUND V, L.P.

By:	OCM Opportunities Fund V, GP, L.P.
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	General Partner

By:	/s/ Edgar Lee
Name: Edgar Lee
Title: Authorized Signatory

By:	/s/ Kenneth Liang
Name: Kenneth Liang
Title: Authorized Signatory

OAKTREE VALUE OPPORTUNITIES FUND, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Opportunities Fund GP, Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Edgar Lee
Name: Edgar Lee
Title: Managing Director

By:	/s/ Kenneth Liang
Name: Kenneth Liang
Title: Managing Director

OCM OPPORTUNITIES FUND VI, L.P.

By:	OCM Opportunities Fund VI GP,L.P.
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	General Partner

By:	/s/ Edgar Lee
Name: Edgar Lee
Title: Authorized Signatory

By:	/s/ Kenneth Liang
Name: Kenneth Liang
Title: Authorized Signatory

ENCORE, LLC
By:	/s/ Barry S. Volpert
Name: Barry S. Volpert
Title: Chief Executive Officer
ENCORE II, LLC
By:	/s/ Barry S. Volpert
Name: Barry S. Volpert
Title: Chief Executive Officer

Schedule I

Purchased Interests

Record Owner	Number of shares of Common Stock	Number of Warrants, Exercise Price and Form of Warrant Agreement
AP Charter Holdings (Sub II), LLC	17,318,265
AP Charter Holdings, L.P.		694,360 ($46.86; Ex. A-1)
Red Bird, L.P.	476,276	121,370 ($46.86; Ex. A-1)
Blue Bird, L.P.		45,243 ($46.86; Ex. A-1)
Green Bird, L.P.		14,777 ($46.86; Ex. A-1)
Permal Apollo Value Investment Fund Ltd.		4,884 ($46.86; Ex. A-1)
Oaktree Opportunities Investments, L.P.	7,064,036
OCM Opportunities Fund V, L.P.		53,320 ($46.86; Ex. A-1)
Oaktree Value Opportunities Fund, L.P.		13,140 ($46.86; Ex. A-1)
OCM Opportunities Fund V, L.P.		42,423 ($51.28; Ex. A-2)
OCM Opportunities Fund VI, L.P.		93,779 ($51.28; Ex. A-2)
Encore, LLC	607,468
Encore II, LLC	1,392,532

Schedule 1.3(h)

Buyer Designees

John Malone
Gregory Maffei
Nair Balan
Michael Huseby

Schedule 2.1(c)

Seller Designees

Bruce Karsh (Oaktree Sellers)
Edgar Lee (Oaktree Sellers)
Stan Parker (Apollo Sellers)

Exhibit A-1
Form of Warrant Agreement

Exhibit A-2
Form of Warrant Agreement

Exhibit B
Form of DGCL Section 203 Waiver Resolution

RESOLVED, that each of the Liberty Parties (as defined in the Stockholders Agreement) and any “affiliates” or “associates” thereof (as defined in and contemplated by Section 203(c)(1) and Section 203(c)(2) of the General Corporation Law of the State of Delaware (“DGCL”), including persons who become “affiliates” or “associates” of the Liberty Parties after the date hereof, any group composed solely of Liberty Parties and any “affiliates” or “associates” thereof (other than a 13D Group (as defined in the Stockholders Agreement)), and any Qualified Distribution Transferee (as defined in the Stockholders Agreement) that receives Voting Securities solely as contemplated by Section 3.4 of the Stockholders Agreement and any “affiliates” thereof (collectively, the “Exempt Persons”), are approved as an “interested stockholder” within the meaning of Section 203 of the DGCL and that any acquisition of “ownership” of “voting stock” (as defined in and contemplated by Section 203(c)(8) and Section 203(c)(9) of the DGCL) of the Company (or any successor thereto) by any of the Exempt Persons, either individually or as a group, as any such acquisition may occur from time to time (including in circumstances where a Liberty Party, or “affiliate” or “associate” thereof ceases to be an “affiliate” of the Investor (as defined in the Stockholders Agreement), so long as such person meets the requirements of a Qualified Distribution Transferee or an “affiliate” thereof), be and hereby are approved for purposes of Section 203 of the DGCL, and the restrictions on “business combinations” contained in Section 203 of the DGCL shall not apply to any of the Exempt Persons.

This resolution and the approvals granted hereby shall automatically be revoked and rescinded and shall be of no further force and effect in the event the Agreement is terminated prior to Closing (as defined in the Stockholders Agreement) or the transactions contemplated by the Agreement have not been consummated by August 24, 2013; provided, however, that such date will automatically be extended for up to ninety (90) days if the Agreement has not been terminated and the Investor (as defined in the Stockholders Agreement) is using its reasonable best efforts to cause the condition to Closing contained in Section 3.1(c) of the Agreement to be satisfied.